EXHIBIT 99.1

                              ILC TECHNOLOGY, INC.
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 14, 1996
                            ------------------------

    The 1995 Annual Meeting of the Shareholders of ILC Technology, Inc., a California corporation (the "Company"), will be held on Wednesday, February 14, 1996, at 2:00 p.m. local time at the principal office of the Company at 399 Java Drive, Sunnyvale, California, for the following purposes:

    1.  To elect a Board of five Directors.

    2. To approve an amendment to the 1992 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder and to set the maximum number of shares subject to options granted to any participant in any fiscal year.

    3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal 1996.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on December 18, 1995 are entitled to notice of and to vote at the meeting.

    A majority of the Company's outstanding shares must be represented at the meeting (in person or by proxy) to transact business. To assure proper representation at the meeting, please mark, sign, and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke it either before or at the meeting.

                                          Ronald E. Fredianelli
                                          SECRETARY

Dated: January 2, 1996

IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                              ILC TECHNOLOGY, INC.

                               ------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

    The enclosed proxy is solicited on behalf of the Board of Directors of ILC Technology, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held Wednesday, February 14, 1996 at 2:00 p.m. local time, or at any adjournment or postponement thereof. The Meeting will be held at the principal offices of the Company, which are located at 399 Java Drive, Sunnyvale, California 94089. The Company's telephone number is (408) 745-7900. These proxy solicitation materials were mailed to shareholders on or about January 2, 1996.

    Shareholders of record at the close of business on December 18, 1995 are entitled to notice of, and to vote at, the Meeting. On December 18, 1995, 4,691,416 shares of the Company's Common Stock were issued and outstanding. A majority of the shares issued and outstanding as of December 18, 1995 must be present in person or represented by proxy at the Meeting for the transaction of business. Nominees for election of directors are elected by plurality vote of all votes cast at the Meeting. Approval of the amendment to the 1992 Stock Option Plan and ratification of Arthur Andersen LLP as the independent public accountants require the affirmative vote of a majority of the shares present at the Meeting in person or by proxy and entitled to vote. Abstentions have the effect of a negative vote, but broker non-votes do not affect the calculation.

    For the election of directors, shareholders may exercise cumulative voting rights which enable them to cast as many votes as there are directors to be elected, multiplied by the number of shares held by each shareholder. All such votes may be cast for one candidate or may be distributed as desired among two or more candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination before the voting and the shareholder has given notice at the Meeting before the voting of the shareholder's intention to cumulate votes. If one shareholder gives such notice, all shareholders may cumulate their votes and the proxy holders may vote all proxies on a cumulative voting basis. On all other matters, each share has one vote.

    Any person may revoke a proxy at any time before its use by delivering to the Company a written revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

    The cost of this solicitation will be borne by the Company. These costs represent amounts normally expended for a solicitation for an election of directors. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or otherwise.

DEADLINE FOR RECEIPT OF SHAREHOLDER
PROPOSALS FOR 1996 ANNUAL MEETING

    Proposals of shareholders that are intended to be presented by such shareholders at the Company's 1996 meeting of shareholders must be received by the Company no later than September 4, 1996.

                             ELECTION OF DIRECTORS

NOMINEES

    A board of five directors is to be elected at the Meeting. There will be one vacancy on the Board. Unless marked to the contrary, all properly signed and returned proxies will be voted for the election of management's five nominees named below, all of whom are directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The proxy holders reserve the right to cumulate votes for the election of directors in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next meeting of shareholders or until a successor has been elected and qualified.

    The names of the nominees and certain information about them are set forth below.

                                                                                                     SHARES OF COMMON
                                                                                                    STOCK BENEFICIALLY
                                                                                                       OWNED AS OF
                                                                                                    DECEMBER 18, 1995
                                                                                                           (1)
                                                                                       DIRECTOR     ------------------
               NAME, PRINCIPAL OCCUPATION AND DIRECTORSHIPS                    AGE      SINCE       NUMBER     PERCENT
---------------------------------------------------------------------------    ---     --------     -------    -------
Henry C. Baumgartner                                                           63       1967        209,988(2)     4.4%
  President and Chief Executive Officer of the Company since April 1990;
   Chief Financial Officer and Chairman of the Board of the Company from
   November 1986 to April 1990; Secretary of the Company from December 1986 to June 1987; Chief Executive Officer of the Company from November 1986 to February 1987; Retired from June 1985 to November 1986; Vice
   President of the Company from 1974 to June 1985; Chief Financial Officer and Secretary of the Company from 1967 to June 1985.

                                                                                                     SHARES OF COMMON
                                                                                                    STOCK BENEFICIALLY
                                                                                                       OWNED AS OF
                                                                                                    DECEMBER 18, 1995
                                                                                                           (1)
                                                                                       DIRECTOR     ------------------
               NAME, PRINCIPAL OCCUPATION AND DIRECTORSHIPS                    AGE      SINCE       NUMBER     PERCENT
---------------------------------------------------------------------------    ---     --------     -------    -------
Arthur L. Schawlow                                                             74       1984         18,250(3)     *
  Retired in 1991; Professor of Physics at Stanford University from 1961 to
   1991; Director of the Company from 1969 to 1971 and since 1984; Nobel
   Prize in 1981 for contributions to the development of laser spectroscopy.
Wirt D. Walker, III                                                            49       1988        178,750(4)     3.8%
  Chairman of the Board of the Company since April 1990 and Director since
   1988; Managing Director of KuwAm Corporation since 1982; Chairman of
   Commander Aircraft Company; Chairman of Advanced Laser Graphics, Inc.;
   Chairman of Securacom, Incorporated.
Harrison H. Augur                                                              54       1989         38,250(5)     *
  General Partner of Capital Asset Management since June 1987; Executive
   Vice President and Director of Worms & Co., Inc. from April 1981 to
   August 1991.
Richard D. Capra                                                               63       1995          --        --
  President and Chief Executive Officer of AeroM since December 1994;
   President and Chief Operating Officer of Crescent Electric Supply
   Company from January 1993 to December 1994; Management Consultant from
   1991 to 1993; President and Chief Executive Officer of Philip Lighting
   Company, U.S. from 1987 to 1991; Director of Venture Lighting Intl.

EXECUTIVE OFFICERS
Ronald E. Fredianelli                                                          46                    63,341(6)     1.3%
  Chief Financial Officer and Secretary
Felix J. Schuda                                                                47                    88,957(7)     1.9%
  Vice President
Lynn J. Reiter (8)                                                             46                    31,174        *
  Vice President
All Officers and Directors as a Group (7 persons)(9)                                                628,710       12.7%

------------------------
  * Less than 1%

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, subject to applicable community property laws and the information contained in the footnotes to the table.

(2) Includes 111,250 shares subject to outstanding options that are exercisable on or before February 16, 1996.

(3) Includes 11,250 shares subject to outstanding options that are exercisable on or before February 16, 1996.

(4) Includes 6,250 shares subject to outstanding options that are exercisable on or before February 16, 1996. Includes 100,000 shares owned by Special Situation Investment Holdings, a limited partnership in which Mr. Walker holds an interest and 50,000 shares owned by KuwAm Corporation, of which Mr. Walker is the Managing Director. Mr. Walker disclaims beneficial ownership of all such shares. Also includes 7,500 shares owned by persons whose accounts are managed by Mr. Walker, as to which Mr. Walker disclaims beneficial ownership.

(5) Includes 26,250 shares subject to outstanding options that are exercisable on or before February 16, 1996.

(6) Includes 47,500 shares subject to outstanding options that are exercisable on or before February 16, 1996.

(7) Includes 38,500 shares subject to outstanding options that are exercisable on or before February 16, 1996.

(8) Mr. Reiter resigned his position with the Company effective September 30, 1995.

(9) Includes 241,000 shares subject to outstanding options held by the executive officers and four directors that are exercisable on or before February 16, 1996.

DIRECTOR COMPENSATION

    Members of the Board who are not also officers or employees of the Company ("Outside Directors") are paid an annual fee of $10,000 for services as director. Such fees are paid quarterly and prorated when a director does not serve for a full year. Directors receive no additional compensation for committee participation or attendance at committee meetings.

    During fiscal 1995, each Outside Director was granted automatic options to purchase a total of 5,000 shares of the Company's Common Stock at an exercise price of $9.50 per share. No Outside Directors exercised options during fiscal 1995. As of September 30, 1995, options to purchase 75,000 shares were outstanding to four Outside Directors, at the weighted average exercise price per share indicated: Mr. Augur -- 35,000 shares at $6.32 per share; Mr. Capra -- 5,000 shares at $9.50 per share; Dr. Schawlow -- 20,000 shares at $8.19 per share; and Mr. Walker -- 15,000 shares at $9.75 per share.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held a total of four meetings during the fiscal year ended September 30, 1995. The Board has two committees: the Audit Committee and the Compensation and Stock Option Committee.

    The Audit Committee, comprised of Directors Augur, Walker, Schawlow and Capra, recommends engagement of the Company's independent public accountants and is primarily responsible for approving the services performed by the Company's independent public accountants and for reviewing and evaluating the Company's accounting practices and its systems of internal accounting controls. The Audit Committee held two meetings during fiscal 1995. Each quarter the Chairman of the Audit Committee meets with the Company's independent public accountants.

    The Compensation and Stock Option Committee, comprised of Directors Augur, Walker, Schawlow and Capra, recommends the amount and nature of compensation to be paid to the Company's Chief Executive Officer and reviews and approves the compensation plan for other corporate officers. It also reviews the performance of the Company's key employees who are eligible for the Company's Stock Option Plan and determines the number of shares, if any, to be granted each employee under such plan and the terms of such grants. The Compensation and Stock Option Committee held two meetings during fiscal 1995.

    No director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 1995 or of all meetings of any committee upon which such director served during fiscal 1995.

OTHER OFFICERS

    Felix J. Schuda, age 47, was elected a Vice President of the Company in 1981. He has been employed by the Company in various engineering and engineering management positions since June 1976.

    Ronald E. Fredianelli, age 46, was elected Chief Financial Officer of the Company in April 1990 and Secretary in 1987. Except for the period from November 1985 to August 1986 and until he was elected Chief Financial Officer in 1990, Mr. Fredianelli was the Controller of the Company since August 1979. From November 1985 to August 1986, he was Controller of Synergy Computer Graphics.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table shows certain information concerning the compensation of each of the Company's executive officers for services rendered in all capacities to the Company for the fiscal years ended 1995, 1994 and 1993. There were no options grants to executive officers and no restricted stock awards or LTIP payouts during any of the years covered.

                                                        ANNUAL COMPENSATION
                                               -------------------------------------      ALL OTHER
         NAME AND PRINCIPAL POSITION            FISCAL YEAR   SALARY (1)   BONUS (2)  COMPENSATION (3)
---------------------------------------------  -------------  -----------  ---------  -----------------
Henry C. Baumgartner                                  1995    $   175,000  $  26,392      $   3,021
 Chief Executive Officer                              1994        144,462     26,417          2,889
                                                      1993        112,615     37,734          2,252
Ronald E. Fredianelli                                 1995        113,423     19,074          2,262
 Chief Financial Officer and Secretary                1994        101,192     20,913          2,024
                                                      1993         89,154     29,913          1,783
Felix J. Schuda                                       1995        105,000     15,893          2,100
 Vice President                                       1994         97,292     20,253          1,946
                                                      1993         86,339     28,945          1,727
Lynn J. Reiter                                        1995        105,000     15,890          2,100
 Vice President                                       1994         96,761     20,033          1,935
                                                      1993         85,400     28,623          1,708

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(1) No compensation is paid to officers of the Company for services rendered as directors.

(2) Includes cash bonuses paid during the year and cash bonuses accrued for services rendered during the year.

(3) Company matching contributions under the Company's Thrift Incentive Savings Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table shows the number of shares of Common Stock acquired by the executive officers upon the exercise of stock options during fiscal 1995, the net value realized at exercise, the number of shares of Common Stock represented by outstanding stock options held by each executive officer as of September 30, 1995 and the value of such options based on the closing price of the Company's Common Stock on September 30, 1995, which was $11.25.

                                                                                          VALUE OF
                                                                      NUMBER OF          UNEXERCISED
                                                                     UNEXERCISED        IN-THE-MONEY
                                                                      OPTIONS AT         OPTIONS AT
                                                                   FY - END (#)(1)     FY - END ($)(2)
                                                                   ----------------  -------------------
                             SHARES ACQUIRED    VALUE REALIZED       EXERCISABLE/       EXERCISABLE/
           NAME              ON EXERCISE (#)        ($)(3)          UNEXERCISABLE       UNEXERCISABLE
---------------------------  ---------------  -------------------  ----------------  -------------------
Henry C. Baumgartner               --                 --              111,250/3,750  $    859,625/$9,375
Ronald E. Fredianelli              --                 --               47,500/2,500  $    345,000/$6,250
Felix J. Schuda                     3,000         $    22,895          38,500/2,500  $    259,875/$6,250
Lynn J. Reiter (4)                 41,500         $   261,688             --                 --

------------------------
(1) Represents the total number of shares subject to stock options held by each executive officer. These options were granted on various dates during fiscal years 1986 through 1992 and are exercisable on various dates beginning in 1987 and expiring in 2002.

(2) Represents the difference between the exercise price and $11.25, which is the September 30, 1995 closing price. Stock option exercise prices range from $2.13 to $8.75.

(3) Aggregate market value of the shares covered by the option at the date of exercise, less the aggregate exercise price.

(4) Mr.  Reiter resigned his  position with the  Company effective September 30,
    1995

                 BOARD COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed of Harrison H. Augur, Chairman, Arthur L. Schawlow, Wirt D. Walker and Richard D. Capra. All are independent outside directors. The Committee is charged with the responsibility for reviewing the performance and approving the compensation of key executives and for establishing general compensation policies and standards for reviewing management performance. The Committee also reviews both corporate and key executive performance in light of established criteria and goals and approves individual key executive compensation.

COMPENSATION PHILOSOPHY

    The executive compensation philosophy of the Company is to provide competitive levels of compensation that advance the Company's annual and long-term performance objectives, reward corporate performance, and assist the Company in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation programs is to establish base salaries which are competitive and to incentivize excellent performance by providing executives with the opportunity to earn additional remuneration linked to the Company's profitability. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Company operations, to provide savings for customers and to create value for shareholders. It is also the Company's policy to encourage share ownership by executive officers and Outside Directors through the grant of stock options.

COMPONENTS OF COMPENSATION

    The compensation package of the Company's executive officers consists of base annual salary, bonus opportunities and stock option grants.

    At executive levels, base salaries are reviewed but not necessarily increased annually. Base salaries are fixed at levels slightly below competitive amounts paid to individuals with comparable qualifications, experience and responsibilities engaged in similar businesses as the Company. The Company develops its executive compensation data from a nationally recognized survey for high technology companies of similar size, industry and location. Mr. Fredianelli's base salary of $110,000 was increased to $120,000 in May 1995. No other executive officer of the Company received a salary increase in fiscal 1995.

    Incentive compensation is closely tied to the Company's success in achieving financial performance goals. Each year the Committee approves a management bonus program based upon performance objectives for executive officers and other key employees. Under the program, a participant may receive in any year a portion of a management bonus pool, which pool is based on a percentage of yearly pre-tax profits with no ceiling. The participant's share is based on his or her base wage as a percent of the total salaries of all participants during the management bonus period. The participant's distribution is then calculated in accordance with a bonus point scaling system tied to financial performance goals. In addition, all employees share in another bonus program based solely on a percentage of pre-tax profits, again with no ceiling, and distributed based on a percentage of base salary.

    The Company uses stock options both to reward past performance and to motivate future performance, especially long-term performance. The Committee believes that through the use of stock options, executive interests are directly tied to enhancing shareholder value. Stock options are granted at fair market value as of the date of grant, and have a term of ten years. The options vest 25% per year, beginning on the first anniversary date of the grant. The stock options provide value to the recipients only when the market price of the Company's Common Stock increases above the option grant price and only as the shares vest and become exercisable.

    The Committee did not approve any stock option grants for any of the executive officers during fiscal year 1995.

MR. BAUMGARTNER'S 1995 COMPENSATION

    The Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy set forth above. The Committee's approach in setting Mr. Baumgartner's base compensation, as with that of the Company's other executives, is to be competitive with other companies within the industry, taking into consideration company size, operating conditions and compensation philosophy and performance. Mr. Baumgartner's base salary in fiscal 1995 was the same as his base salary in fiscal 1994. Mr. Baumgartner's fiscal 1995 incentive compensation was earned under the same bonus plans and performance criteria that were described previously in this report. He received no stock option grants during fiscal 1995.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE

                                          Harrison H. Augur, Chairman
                                          Arthur L. Schawlow
                                          Wirt D. Walker, III
                                          Richard D. Capra

                               PERFORMANCE GRAPH

    The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with (i) a broad equity market index and
(ii) either an industry index or peer group. The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors 500 Index and the NASDAQ SIC Group 364 (Electric Lighting and Wiring Equipment) for a period of five years. "Total return," for the purpose of this graph, assumes reinvestment of all dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ILC TECHNOLOGY, INC., THE S & P 500 INDEX
                            AND NASDAQ SIC GROUP 364

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ILC TECHNOLOGY,
                  INC.            NASDAQ SIC GROUP 364     S & P 500
9-90                       100                       100          100
9-91                       303                       154          131
9-92                       254                       178          146
9-93                       254                       214          165
9-94                       195                       248          171
9-95                       243                       306          221

* $100 invested on 09/30/90 in stock or index, including reinvestment of dividends. Fiscal year ending September 30.

                    AMENDMENT OF THE 1992 STOCK OPTION PLAN

    In November 1995, the Board of Directors adopted a resolution, subject to shareholder approval, approving an amendment to the Company's 1992 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock issuable thereunder by 200,000 shares to 400,000 shares and to set the maximum number of shares subject to options granted to any participant under the Plan in any fiscal year at 100,000 shares of Common Stock. Before giving effect to the proposed amendment to increase the number of shares reserved for issuance under the Plan, 874 shares of Common Stock were available for issuance under the Plan. The purpose of the amendment to limit the maximum number of shares subject to options granted to any one individual in any fiscal year is to conform the Plan to requirements of recent tax legislation to ensure the deductibility of the compensation element of options granted under the Plan.

    Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares present at the Meeting in person or by proxy and entitled to vote. The Board of Directors recommends that shareholders vote for the amendment to the Plan. The essential features of the Plan are summarized below.

    The purpose of the Plan is to advance the interests of the Company by giving the Company's employees and Outside Directors incentive through ownership of the Company's Common Stock to continue in the service of the Company and thereby to help the Company compete effectively with other enterprises for the services of qualified individuals. Options granted under the Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

ADMINISTRATION

    The Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). In addition to having general supervisory and interpretive authority over the Plan, the Committee determines, upon the recommendation of management and subject to the terms and limits of the Plan, the employees, if any, to whom options will be granted, the time at which options are granted, the number of shares subject to each option and the terms and conditions of exercise of options.

ELIGIBILITY

    All employees (including officers and directors who are also employees) of the Company and its subsidiaries are eligible to receive incentive stock options under the Plan. Nonstatutory stock options may be granted under the Plan to employees and directors of the Company. Participants are selected by the Committee upon the recommendation of management. Nonstatutory stock options are also granted under the Plan to all Outside Directors pursuant to the automatic grant program. As of September 30, 1995, 588 persons were eligible to receive options under the Plan, of which three were executive officers of the Company, 581 were non-executive officer employees and four were Outside Directors.

    Under the terms of the Plan, the aggregate fair market value (determined at the date of the option grant) of the stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000. Under the terms of the Plan, as amended, no participant will be able to receive options to purchase more than a total of 100,000 shares of Common Stock under the Plan in any fiscal year.

    The Plan provides for an automatic grant program for Outside Directors, whereby each year, each Outside Director is automatically granted a new ten-year nonstatutory stock option to purchase 5,000 shares of Common Stock, which is exercisable in cumulative annual increments of 25% beginning on the first anniversary of the date of grant. See "Plan Benefits."

TERMS OF OPTIONS

    Each option granted under the Plan must be evidenced by an option agreement between the Company and the optionee and has a term of up to 10 years, unless sooner terminated in accordance with the Plan or the option agreement. Options granted pursuant to the Plan need not be identical, but each option is subject to the following terms and conditions:

        (a) EXERCISE OF OPTION. Options are exercisable by the optionee in such periodic increments and/or at such milestones as the Committee, in its sole discretion, shall determine on an individual basis with respect to each optionee. Options are generally exercisable in cumulative increments of 25% per year beginning on the first anniversary of the date of grant. In no event shall an officer or director of the Company exercise any option during the six-month period immediately following the grant of such option. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased, and tendering payment of the purchase price and any applicable taxes to the Company. Payment for shares issued upon exercise of an option may consist of cash, check or delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price.

        (b) EXERCISE PRICE. The exercise price is determined by the Committee, provided that in no instance shall such price be less than the fair market value of the Common Stock on the date the option is granted. The Plan defines "fair market value" as the closing sales price of the Common Stock of the Company as reported by the Nasdaq National Market on the last market trading day before the date of grant. The closing sales price of the Company's Common Stock on the Nasdaq National Market on December 18, 1995 was $9.375 per share.

        Incentive stock options granted to shareholders owning more than 10% of the combined voting power of all the stock of the Company are subject to the additional restrictions that the exercise price be no less than 110% of the fair market value on the date of grant and that options expire no later than 5 years from the date of grant.

        (c) TERMINATION OF EMPLOYMENT. Incentive stock options granted under the Plan terminate 30 days after the optionee ceases to be employed by the Company unless (i) the termination of employment is due to permanent and total disability, in which case the option may be exercised at any time within 12 months after termination to the extent the option was exercisable on the date of termination; (ii) the optionee dies while employed by the Company, in which case the option may be exercised at any time within 12 months after death to the extent the option was exercisable on the date of death; or (iii) the option by its terms specifically provides otherwise. Subject to special rules for incentive stock options, the Committee may, in its discretion, extend the period of exercisability of an option after an optionee's termination of employment, but in no event shall any option be exercisable after the expiration date set forth in the option agreement.

        (d)  EXPIRATION  OF OPTIONS.   No option  is exercisable  by any  person
    after the expiration of 10 years from the date the option was granted.

        (e) NONTRANSFERABILITY OF OPTION. Options granted under the Plan are transferable only by will or the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

        (f)  OTHER  PROVISIONS.   The option  agreement may  contain such  other
    terms, provisions and conditions not inconsistent with the Plan as the Committee may deem necessary or appropriate.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    The Plan provides for adjustments to be made in the shares subject to option to give effect to changes in the capital structure of the Company resulting from recapitalizations, stock splits, stock dividends, combinations of shares, mergers or reorganizations. Depending upon the circumstances, the particular adjustments may require a change in the number, kind and class of securities covered by the option and a change in the exercise price or prices thereof to give effect to the purpose and intent of the Plan. The Plan and all options terminate in the event of the dissolution or liquidation of the Company.

    CORPORATE TRANSACTIONS. A Corporate Transaction is defined in the Plan generally as a merger or asset sale in which the Company does not survive, or any reorganization that results in the transfer of beneficial ownership of 50% or more of the Company's voting stock outstanding. Immediately before the effective date of a Corporate Transaction, each option outstanding under the Plan will automatically become exercisable in full unless the option is either to be assumed by the successor corporation or a parent thereof or replaced by a reasonably comparable option to purchase shares of the successor corporation or parent thereof, in connection with the Corporate Transaction. Upon the consummation of any Corporate Transaction, all outstanding options will terminate, to the extent not previously exercised by the optionees or assumed by the successor corporation or its parent company.

    CHANGE IN CONTROL. Change in control is defined in the Plan generally as a tender or exchange offer that is not recommended by the Company's Board of Directors for 25% or more of the Company's voting stock by a person or related group of persons other than the Company or an affiliate of the Company, or a contested election for the Board of Directors that results in a change in a majority of the Board. Effective 15 days following the effective date of a Change in Control, each option outstanding under the Plan will automatically become exercisable in full and will remain fully exercisable until the expiration or sooner termination of the option term specified in the option agreement.

    Acceleration of the exercisability of options in the event of a Corporate Transaction or a Change in Control may have the effect of depressing the market price of the Company's Common Stock and denying shareholders a control premium that might otherwise be paid for their shares in such a transaction and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

ADJUSTMENT TO OPTION RIGHTS

    Subject to the general limitations of the Plan, the Committee may adjust the exercise price, term or any other provision of an option (other than automatic options granted to Outside Directors) by cancelling and regranting the option or by amending or substituting the option. Options that have been so adjusted may have higher or lower exercise prices, have longer or shorter terms, or be subject to different rights and restrictions than prior options. The Committee may also adjust the number of options granted to an optionee by cancelling outstanding options or granting additional options. Except for adjustments necessary to ensure compliance with any applicable state or federal law, no such adjustment may impair an optionee's rights under any option agreement without the consent of the optionee.

AMENDMENT AND TERMINATION OF THE PLAN

    The Board may amend the Plan from time to time or may suspend or terminate the Plan. In addition, to the extent necessary to comply with applicable laws or regulations, the Company shall obtain shareholder approval of any amendment to the Plan in such a manner as required. However, no such action by the Board or shareholders may alter or impair any option previously granted under the Plan without the consent of the optionee.

    The Plan terminates by its terms when all shares available for issuance under the Plan have been issued or in November 2002, whichever is earlier, subject to earlier termination by the Board of Directors. Notwithstanding such termination, options granted under the Plan will remain outstanding in accordance with their terms.

PLAN BENEFITS

    Automatic options are granted to the Outside Directors at the meeting of the Committee held during the Company's third fiscal quarter. Under the Plan, each Outside Director, currently Messrs. Auger, Capra, Schawlow and Walker, will receive an automatic grant of options to purchase 5,000 share of Common Stock each calendar year.

FEDERAL INCOME TAX INFORMATION

    The following summary is intended only as a general guide as to the federal income tax consequences under current law with respect to participation in the Plan and does not describe all possible federal and other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's situation may be such that some variation of the described rules applies. The summary does not address other taxes that may affect an optionee such as state and local income taxes, federal and state estate, inheritance and gift taxes and foreign taxes. Optionees should consult with their own tax advisors before the exercise of any option and before the disposition of any shares acquired upon the exercise of an option.

    INCENTIVE STOCK OPTIONS. If an option is treated as an incentive stock option ("ISO"), the optionee does not recognize taxable income upon its grant or incur tax on its exercise (unless the optionee is subject to the alternative minimum tax described below). If the optionee holds the stock acquired upon exercise of an ISO ("ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares. If the optionee disposes of ISO Shares before the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disqualifying disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the optionee held the ISO Shares. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

    ALTERNATIVE MINIMUM TAX. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise of an ISO is an adjustment to income for purposes of the alternative minimum tax ("AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction in certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

    NONSTATUTORY STOCK OPTIONS. An optionee does not recognize any taxable income at the time a nonstatutory stock option ("NSO") is granted. However, upon exercise of an NSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock upon exercise of the NSO. The included amount must be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. The Company will be entitled to a deduction in connection with the exercise of an NSO by a domestic optionee to the extent that the optionee recognizes ordinary income and the Company withholds tax. In addition, for taxable years beginning after 1993, deductions taken by the Company for compensation paid to certain employees generally will be limited to $1 million per employee. This limitation is subject to a number of exceptions, and will not apply to the compensation element of stock options to the extent that such amounts are deemed to be paid in connection with the attainment by the employee of performance goals, if certain other requirements are met.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has selected Arthur Andersen LLP, independent public accountants, to serve as the auditors for the Company for fiscal 1996. At the Meeting, the shareholders will be asked to ratify such appointment. Representatives of Arthur Andersen LLP are expected to attend the Meeting and will be given the opportunity to make a statement and to answer appropriate questions.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the Meeting. However, if any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

                                          By Order of the Board of Directors
                                          Ronald E. Fredianelli,
                                          SECRETARY

Dated: January 2, 1996
Sunnyvale, California
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